UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.1)


                             DIAMONDS TRUST SERIES I
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                      UNITS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    252787106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          [X]  Rule 13d-1(b)
                          [ ]  Rule 13d-1(c)
                          [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 8 pages

--------------------------------------------------------------------------------
CUSIP NO.  252787106                  13G                      Page 2 of 8 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE BESSEMER GROUP, INCORPORATED*
              13-3093730
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [x]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER
                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          44,415 units
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER
                                              44,415 units
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              44,415 units
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     [ ]

------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.07%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              HC
------------- ------------------------------------------------------------------
*The shares reported on this page are the aggregate of the shares reported on pages 3, 4 and 5, as The Bessemer Group, Incorporated is the parent of the other reporting persons.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 2 of 8 pages

--------------------------------------------------------------------------------
CUSIP NO.  252787106                  13G                      Page 3 of 8 Pages
--------------------------------------------------------------------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY
              22-0770670
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [x]
                                                                 (b) [ ]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New Jersey
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              650 units
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          1,250 units
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           650 units
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              1,250 units
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,900 units
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                       [ ]

------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 3 of 8 pages

--------------------------------------------------------------------------------
CUSIP NO.  252787106                  13G                      Page 4 of 8 Pages
--------------------------------------------------------------------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY, N.A.
              13-2792165
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [x]
                                                                (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New Jersey
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              16,985 units
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          0 units
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           16,985 units
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              0 units
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              16,985 units
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                        [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.03%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                Page 4 of 8 pages

--------------------------------------------------------------------------------
CUSIP NO.  252787106                  13G                      Page 4 of 8 Pages
--------------------------------------------------------------------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY OF FLORIDA
              59-6067333
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [x]
                                                              (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              22,080 units
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          3,500 units
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           22,080 units
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              3,500 units
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              25,580 units
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                       [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.04%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 5 of 8 pages

Item 1.
-------

(a) Name of Issuer:

         Diamonds Trust Series I

(b) Address of Issuer's Principal Executive Offices:

         PDR Services Corp.
         c/o American Stock Exchange
         86 Trinity Street
         New York, New York 10006


Item 2.
-------

(a), (b) and (c) Name of Persons Filing, Address of Principal Business Office
                 and Citizenship:

         The Bessemer Group, Incorporated ("BGI") as a parent holding company and Bessemer Trust Company ("BTC"), Bessemer Trust Company, N.A. ("BTNA") and Bessemer Trust Company of Florida ("BTF") as a group. The filing of this statement by BTC, BTNA and BTF as part of a group does not constitute an admission that any of BTC, BTNA or BTF controls any other of the other reporting persons. BTC, BTNA and BTF are each wholly-owned by BGI.

         BTC, BTNA and BTF are each trust companies that manage accounts for the benefit of others. The holders of the securities referred to in this statement are trusts for the benefit of clients of BTC or BTF, of which BTC or BTF are trustees or co-trustees, and accounts managed by BTNA or BTF.

         BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTNA has its principal office at 630 Fifth Avenue, New York, New York 10111. BTF has its principal office at 222 Royal Palm Way, Palm Beach, Florida 33480-4394.

         BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey. BTNA is a national bank organized under the laws of the United States of America. BTF is a trust company organized under the laws of Florida.

(d) Title of Class of Securities:

         Units

(e) CUSIP Number:

         252787106




                               Page 6 of 8 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
-------------------------------------------------------------------------

         (a) through (f), (h) and (i) not applicable.

         (g) [X] Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.

         (j) [X] Group, in accordance with Rule 13d-1(b)(1)(ii)(J), as to BTC, BTNA and BTF.


Item 4.  Ownership
------------------

         Items 5 through 9 and Item 11 of Pages 2 through 5 of this Statement are incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class
-----------------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ X ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person
------------------------------------------------------------------------

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
-------------------------------------------------------------------------------

         Items 1 and 12 of pages 3 through 5 of this Statement are incorporated herein by reference.


Item 8.  Identification and Classification of Members of the Group
------------------------------------------------------------------

         BTC, BTNA and BTF are each banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.


Item 9.  Notice of Dissolution of Group
---------------------------------------

         Not applicable.




                               Page 7 of 8 pages

Item 10.  Certification
-----------------------

         By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures
--------------------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2003


                                   THE BESSEMER GROUP, INCORPORATED


                                   By:  /s/ Richard R. Davis
                                      ------------------------------------------
                                      Name:   Richard R. Davis,
                                      Title:  Managing Director


                                   BESSEMER TRUST COMPANY


                                   By:  /s/ Richard R. Davis
                                      ------------------------------------------
                                      Name:   Richard R. Davis,
                                      Title:  Managing Director



                                   BESSEMER TRUST COMPANY, N.A.


                                   By:  /s/ Richard R. Davis
                                      ------------------------------------------
                                      Name:   Richard R. Davis,
                                      Title:  Managing Director



                                   BESSEMER TRUST COMPANY OF FLORIDA


                                   By:  /s/ Richard R. Davis
                                      ------------------------------------------
                                      Name:   Richard R. Davis,
                                      Title:  Managing Director





                               Page 8 of 8 pages